Exhibit 10.57

ALLOZYNE, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”), dated as of August 14, 2007 (the “Effective Date”), is entered into by and between Meenu Chhabra (“Executive”) and Allozyne Inc., a Delaware corporation (the “Company”).

1. Employment by the Company.

1.1 Subject to the terms and conditions hereof, the Company agrees to employ Executive as its Chief Executive Officer and Executive accepts such employment on the terms and conditions set forth herein.

1.2 Executive will serve in an executive capacity and shall perform the duties of the Chief Executive Officer as specified in the bylaws of the Company and as otherwise specified and required by the Board of Directors of the Company (such Board of Directors and any authorized committee thereof are collectively referred to as the “Board”). Executive shall at all times report to, and Executive’s activities shall at all times be subject to the direction and control of the Board, and Executive shall exercise such powers and comply with and perform, faithfully and to the best of Executive’s ability, such directions and duties in relation to the business and affairs of the Company as may from time to time be vested in or requested of Executive. If Executive’s employment with the Company terminates or ceases for any reason, Executive shall tender Executive’s resignation from all positions Executive holds with the Company and any and all subsidiaries of the Company (including, without limitation, any officer positions and directorships) to be effective as of the last day of Executive’s employment relationship with the Company (the “Separation Date”).

1.3 Executive will work primarily at the Company’s offices in Seattle, Washington, subject to necessary business travel. During Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention (except for vacation periods and reasonable periods of illness, other incapacity or family leave permitted by the Company’s general employment policies) to the business of the Company; provided, however, that, notwithstanding the foregoing, during the period beginning on the Effective Date and ending on the day that is 60 days after the Effective Date, Executive shall be permitted to spend up to 50% of Executive’s business time and attention on matters pertaining to her transitioning and terminating her business relationship with Novartis Pharmaceuticals, Inc. (or an affiliate thereof).

1.4 The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement will control.

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1.5 The Company reserves the right to change Executive’s work location, job duties, and the Company’s general employment policies and procedures from time to time as it deems necessary, subject to the terms and conditions set forth herein.

2. Compensation.

2.1 Base Salary. Executive’s base salary will be $21,875 per month, less applicable federal, state and/or local payroll and withholding taxes. Executive will be paid in accordance with the customary payroll practices of the Company as may be established from time to time. Executive will be considered for annual increases in base salary in accordance with Company policy and subject to review and approval by the Board.

2.2 Annual Retention Bonus. On each anniversary of the Effective Date, Executive shall be eligible to receive a cash bonus in the amount of $37,500 (an “Annual Retention Bonus”). In order to be eligible for any Annual Retention Bonus, Executive must be employed on the date which such bonus payment is made pursuant to this Section 2.2. Any Annual Retention Bonus shall be paid by the Company in accordance with its normal payroll practice and shall be subject to applicable federal, state and/or local payroll and withholding taxes.

2.3 Annual Performance Bonus. In addition to the payments contemplated by Section 2.2, Executive shall be eligible to receive an annual cash bonus in an amount equal to up to 20% of the Executive’s annual base salary (as determined pursuant to Section 2.1) upon the achievement of certain performance milestones to agreed upon each year by Executive and the Board (the cash bonus payable in accordance with this Section 2.3 is referred to as an “Annual Performance Bonus”). In order to be eligible for any Annual Performance Bonus, Executive must be employed on the date which such bonus payment is made. The foregoing is not, and shall not be construed by Executive as, a guarantee of any annual bonus. Any Annual Performance Bonus shall be paid by the Company in accordance with its normal payroll practice and shall be subject to applicable federal, state and/or local payroll and withholding taxes.

2.4 Other Bonuses. In addition to the cash bonuses contemplated by Sections 2.2 and 2.3, Executive shall be eligible to participate in any other annual bonus plan that may be established by the Company for Executive or its executive team generally, and otherwise shall be eligible to receive an annual bonus if, as and when declared by the Board, in the Board’s sole discretion. In order to be eligible for any such bonus under this Section 2.4, Executive must be employed on the date which such bonus payment is made. The foregoing is not, and shall not be construed by Executive as, a guarantee of any annual bonus. Any bonus payable under this Section 2.4 shall be paid by the Company in accordance with its normal payroll practice and shall be subject to applicable federal, state and/or local payroll and withholding taxes.

2.5 Relocation Expenses. In connection with your permanent relocation of you and your family to the Seattle, Washington area (the “Relocation”), the Company shall reimburse Executive for all reasonable and documented relocation expenses incurred or paid by Executive in connection with the Relocation (collectively, the “Relocation Expenses”). The reimbursement of any Relocation Expenses shall be done in accordance with the Company’s prevailing policy and practice relating to relocation reimbursements as established, modified or amended from time to time and as approved by the Board. Executive shall provide substantiation and

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documentation of Relocation Expenses to the Board in order to receive reimbursement under this Section 2.5. Executive hereby agrees that all Relocation Expenses to be reimbursed hereunder by the Company shall be reasonable and that Executive shall use Executive’s reasonable best efforts to minimize Relocation Expenses by obtaining, in each instance, terms which are as favorable as those which Executive would negotiate if Executive were to pay for such expenses directly. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall the Company or any subsidiary thereof be required to reimburse the Executive for Relocation Expenses in excess of $25,000 in the aggregate.

2.6 Stock Options.

(a) In addition to and not in lieu of any stock option grants, stock bonuses, restricted stock grants or other equity compensation awards granted from time to time by the Board to Executive under the Company’s stock option plans including, without limitation, the Company’s 2005 Stock Option Plan (as originally adopted and as the same has been or may be amended, modified, supplemented or restated from time to time in accordance with its terms, the “Plan”), upon the closing of the Series B Financing (as defined below), the Company shall grant to Executive the following stock options under the Plan to acquire shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”) (the following stock options granted under the Plan are collectively referred to as the “Options”):

(i) To the extent applicable, an incentive stock option to purchase a number of shares of Common Stock equal to 3.0% of the Fully-Diluted Capital (as defined below), the vesting schedule of which shall be as follows (if Executive is an employee of the Company on the following dates): (x) 25% shall vest on the date that is one (1) year after the Effective Date; and (y) an additional 2.083% shall vest on the last day of each full calendar month after the date that is one (1) year after the Effective Date;

(ii) To the extent applicable, an incentive stock option to purchase a number of shares of Common Stock equal to 1.0% of the Fully-Diluted Capital, the vesting schedule of which shall be as follows: such option shall be 100% vested if Executive is employed by the Company on the earlier to occur of (x) the date on which the Company consummates an initial public offering of its securities which raises at least $40 million in net proceeds for the account of the Company; or (y) the date on which the Company consummates a Change of Control (as defined below) which results in net proceeds payable to the Company or the stockholders of the Company, as the case may be, of at least $150 million;

(iii) To the extent applicable, an incentive stock option to purchase a number of shares of Common Stock equal to 0.5% of the Fully-Diluted Capital, the vesting schedule of which shall be as follows: such option shall be 100% vested if Executive is employed by the Company on the date on which the Company executes definitive agreement(s) relating to the First Qualified Collaboration (as defined below); and

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(iv) To the extent applicable, an incentive stock option to purchase a number of shares of Common Stock equal to 0.5% of the Fully-Diluted Capital, the vesting schedule of which shall be as follows: such option shall be 100% vested if Executive is employed by the Company on the earlier to occur of (x) the date on which the Clinical Trial Milestone (as defined below) is achieved (as determined by the Board); or (y) the date on which the Company executes definitive agreement(s) relating to the Second Qualified Collaboration (as defined below).

(b) The exercise price of the Options shall be determined solely by the Board and shall be at least equal to the fair market value of the Common Stock as of the date the Options are granted to Executive. The Options shall be subject to the terms and conditions of the Plan and the related agreements evidencing the Options. As a condition to exercising any Options and receiving any shares of Common Stock issuable in connection with any such exercise, Executive shall execute and become a party to any voting agreement or stock restriction agreement required by the Board including, without limitation, that certain Stockholders Agreement dated as of October 12, 2005 by and among the Company and the other parties thereof (as originally executed and as the same has been or may be amended, modified, supplemented or restated from time to time in accordance with its terms and any successor agreement thereto).

(c) For purposes hereof, (i) the term “Series B Financing” shall mean any venture capital, institutional or other equity security financing or debt financing with an equity component which is for the account of the Company at which time the aggregate gross proceeds received (or commitments for amounts to be received) by the Company (excluding conversion of the amounts outstanding under certain promissory notes issued by the Company in April 2007) equals or exceeds $10 million; (ii) the term “Fully Diluted Capital” shall mean, without duplication, the aggregate number of shares of Common Stock outstanding immediately after the consummation of the Series B Financing, including, without limitation, all shares of Common Stock issued or issuable upon the conversion of all outstanding shares of the Company’s preferred stock, all shares of Common Stock issued or issuable upon exercise, conversion or exchange in full of all unvested and vested stock options granted under the Plan, all shares of Common Stock reserved for issuance under the Plan and not otherwise subject to options granted under the Plan and any warrants to acquire shares of capital stock of the Company; (iii) the term “First Qualified Collaboration” shall mean any joint venture, co-development, collaboration or license arrangement with any national or international drug or bio-pharmaceutical company relating to one or more of the Company’s products, compounds or solutions in which the Company receives aggregate gross proceeds (or firm non-terminable commitments for amounts to be received) of at least $20 million (and for purposes of calculating such amount, any and all amounts attributable to the purchase and sale (or commitment to sell in the future) of any security of the Company shall be excluded, including without limitation, any amounts attributable to the sale of shares of the Company’s capital stock, rights to acquire shares of the Company’s capital stock, warrants and options) within 24 months after the effective date of the definitive agreement(s) relating to any such joint venture, co-development, collaboration or license arrangement; (iv) the term “Clinical Trial Milestone” shall mean, with respect to any of the Company’s products, compounds or solutions, the first human dosing in a phase II clinical trial approved by the U.S. Food and Drug Administration or an analogous human clinical trial in

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a foreign jurisdiction as approved by the relevant local governmental authority or agency; and (v) the term “Second Qualified Collaboration” shall mean, other than the First Qualified Collaboration, any joint venture, co-development, collaboration or license arrangement with any national or international drug or bio-pharmaceutical company relating to one or more of the Company’s products, compounds or solutions in which the Company receives aggregate gross proceeds (or firm non-terminable commitments for amounts to be received) of at least $30 million (and for purposes of calculating such amount, any and all amounts attributable to the purchase and sale (or commitment to sell in the future) of any security of the Company shall be excluded, including without limitation, any amounts attributable to the sale of shares of the Company’s capital stock, rights to acquire shares of the Company’s capital stock, warrants and options) within 24 months after the effective date of the definitive agreement(s) relating to any such joint venture, co-development, collaboration or license arrangement.

2.7 Standard Company Benefits. During Executive’s employment, and subject to any contribution by Executive as the Board may deem appropriate, Executive shall be eligible to participate in all employee health and benefit plans, as may be from time to time adopted by the Company. Executive’s participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies, and (iii) the discretion of the Board or any administrative or other committee provided in, or contemplated by, such plan. In addition, Executive will be entitled to participate and shall be subject to the Company’s plan and policies for paid time off, as established or modified from time to time, which shall include both paid vacation and sick days. The Company and/or the Board may alter, modify, add to, or delete its employee benefit plans and policies at any time as the Company and/or the Board, in its or their sole judgment, determines to be appropriate.

3. Proprietary Information. Executive shall execute and deliver to the Company a Proprietary Information and Inventions Agreement substantially in the form attached hereto as Exhibit A (the “Proprietary Information Agreement”) contemporaneously with the execution and delivery of this Agreement. Nothing in the Proprietary Information Agreement shall limit or otherwise circumscribe any confidentiality agreement Executive may have previously entered into with Company.

4. Exclusive Property. Executive agrees that all business procured by Executive on behalf of the Company, and all company-related business opportunities and plans made known to Executive, while employed by the Company are and shall remain the exclusive property of the Company.

5. Outside Activities. Throughout Executive’s employment with the Company, Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder. Subject to the restrictions set forth in Section 6 of the Agreement, Executive may serve as a director of or scientific advisor to other for profit corporations, may receive compensation therefor, and may devote a reasonable amount of Executive’s time to other types of business or public activities not expressly mentioned in this Section 5 (“Outside Activities”); provided, however, that all such Outside Activities are approved in advance by the Board in writing. The Board may rescind its consent to all or any number of Executive’s Outside Activities and service as a director of other corporations or participation in other business or public activities if the Board, in its sole

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discretion, determines that such activities compete with or otherwise compromise or threaten to compromise the Company’s business interests. The Outside Activities in which Executive is engaged as of the Effective Date are listed in Appendix A to this Agreement.

6. Non-Competition. Throughout Executive’s employment with the Company, except on behalf of the Company, and for one (1) year thereafter, Executive will not, directly or indirectly, individually or with others, serve as an officer, director, stockholder, employee, partner, proprietor, owner, investor, joint venturer, associate, representative or consultant of any person, corporation, firm, partnership or other entity that competes with the Company, anywhere in the world, in any line of business engaged in (or demonstrably planned to be engaged in) by the Company and any subsidiary thereof; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

7. Nonsolicitation. Throughout Executive’s employment with the Company and for one (1) year thereafter, Executive shall not, without first obtaining the prior written approval of the Board, directly or indirectly, individually or with others solicit, induce, persuade or entice, or attempt to do so, or otherwise cause, or attempt to cause, any employee or independent contractor of the Company, any subsidiary thereof or of ISB Accelerator Corporation (or any of its affiliates) to terminate his or her employment or contracting relationship in order to become an employee, or independent contractor to or for any other person or entity, or hire or caused to be hired any such person.

8. Termination of Employment.

8.1 Term of Employment. Executive’s employment relationship with the Company is at will and will continue until terminated. Accordingly, both Executive and the Company may terminate the employment relationship at any time, with or without Cause (defined below) or Good Reason (defined below), and with or without advance notice.

8.2 Definition of Cause. For purposes of this Agreement, “Cause” means termination by the Company of Executive’s employment by the Company by reason of:

(a) misconduct which causes material harm to the Company;

(b) gross negligence or incompetence;

(c) loss of legal capacity;

(d) an act of dishonesty by Executive which causes material harm to the Company or its affiliates or to the reputation of the Company or its affiliates;

(e) Executive engaging in illegal conduct which causes material harm to the Company or its affiliates or to the reputation of the Company or its affiliates;

(f) Executive being convicted or found liable for a felony;

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(g) Executive breaching in any material respect the terms of this Agreement;

(h) Executive breaching any confidentiality agreement or invention or proprietary information agreement with the Company including, without limitation, the Proprietary Information Agreement; or

(i) Executive’s commencement of employment with another employer while Executive is an employee of the Company without the prior written consent of the Board.

8.3 Definition of Good Reason.

(a) For purposes of this Agreement, “Good Reason” means that the Company has taken any one of the following actions without Executive’s consent:

(i) Executive’s base salary is reduced by five percent (5%) or more;

(ii) Executive’s position or duties are materially reduced, and such reduction is not remedied by the Company within thirty (30) days after written notice thereof is received by the Company from Executive; provided, however, that, notwithstanding the foregoing, the Company’s hiring of a President who assumes a portion of Executive’s duties shall not constitute a material reduction in Executive’s duties;

(iii) Executive’s principal place of employment is moved to a location which is more than 40 miles from 1600 Fairview Avenue E., Seattle, WA 98102 (the “Principal Office”);

(iv) any material breach by the Company of its obligations under this Agreement that is not remedied by the Company within thirty (30) days of its receipt of written notice of such breach from Executive; or

(v) any change in Executive’s title without Executive’s written permission, which permission shall not be unreasonably withheld, delayed or conditioned by Executive.

(b) Executive may resign Executive’s employment for Good Reason pursuant to Sections 8.3(a)(i), 8.3(a)(ii), 8.3(a)(iii) or 8.3(a)(v), only if Executive resigns within sixty (60) days of the date Executive knows or reasonably should know of the event that forms the basis for Executive’s resignation for Good Reason under such sections provided that, with respect to a resignation pursuant to Section 8.3(a)(ii), the Company fails to cure such basis for resignation for Good Reason within thirty (30) days. Executive may resign for Good Reason pursuant to Section 8.3(a)(iv) only if Executive resigns within sixty (60) days of the date Executive provides the Company with written notice of the basis for Executive’s resignation for Good Reason, and provided the Company fails to cure such basis for resignation for Good Reason within thirty (30) days.

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8.4 Severance upon Termination Without Cause/Resignation for Good Reason/Death or Disability.

(a) If the Company terminates Executive’s employment without Cause, Executive resigns Executive’s employment for Good Reason, or in the event of Executive’s death or Disability (as defined below), then (i) Executive shall be eligible to receive severance in the form of continuing salary payments, at Executive’s last cash base salary, less applicable federal, state and/or local payroll and withholding taxes, for a period of six (6) months after the Separation Date, and any such payments shall be made in accordance with the customary payroll practices of the Company as may be established and maintained from time to time; and (ii) then the vesting schedule of the Option described in Section 2.6(a)(i) shall be accelerated such that 50% of the unvested portion of such Option shall be fully vested.

(b) Other than in the event of Executive’s death, Executive shall not be entitled to receive any severance pay or accelerated vesting rights under this Section 8.4 unless and until Executive executes a release of claims against the Company in form and substance satisfactory to the Company and Executive.

(c) For the purposes of this Agreement, “Disability” shall mean any physical incapacity or mental incompetence (i) as a result of which Executive is unable to perform the essential functions of Executive’s job for an aggregate of 90 days, whether or not consecutive, during any calendar year, and (ii) which cannot be reasonably accommodated by the Company without undue hardship.

8.5 Termination for Cause/Resignation Without Good Reason. If the Company terminates Executive’s employment at any time for Cause or Executive resigns Executive’s employment without Good Reason, Executive’s salary shall cease as of the Separation Date, and Executive will not be entitled to severance pay, pay in lieu of notice or any other such compensation, other than payment of accrued salary and such other benefits as expressly required in such event by applicable law or the terms of any applicable Company benefit plans.

8.6 Payment in Full. Payment by the Company to Executive of any salary and other compensation amounts as specified in Section 8.4 shall constitute the entire obligation of the Company to Executive, except that nothing in this Section 8.6 is intended or shall be construed to affect the rights and obligations of the Company, on the one hand, and Executive, on the other, with respect to the Options or any loans, stock warrants, stock pledge arrangements or other agreements to the extent said rights or obligations survive Executive’s termination of employment under the provisions of documents relating thereto.

8.7 Termination of Benefits. Except for any right of continuation of benefits coverage to the extent provided by this Agreement, the Consolidated Omnibus Budget Reconciliation Act of 1985, or other applicable law, all benefits shall terminate pursuant to the terms of the applicable benefit plans as of the Separation Date.

9. Change in Control.

9.1 Change in Control Severance. It shall be a condition precedent to any Change in Control described in Sections 9.3(a), 9.3(b) and 9.3(c) that the Company’s successor either

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(i) enter into an agreement with Executive providing for employment of Executive with the Company’s successor at a salary not less than Executive’s then-current base cash salary, and in a location which is not more than 40 miles from the Principal Office, which agreement shall provide for a cash severance payable to Executive upon Executive’s termination of employment other than for Cause equal to Executive’s last base cash salary, less applicable federal, state and/or local payroll and withholding taxes, for a period of twelve (12) months; or (ii) in the absence of such agreement, pay to Executive upon consummation of the Change in Control a lump-sum payment equal to Executive’s last base cash salary, less applicable federal, state and/or local payroll and withholding taxes, for a period of twelve (12) months. Executive shall not be entitled to receive any severance pay under this Section 9.1 and the acceleration provided in Section 9.2 below unless and until Executive executes a release of claims against the Company in form and substance satisfactory to the Company and Executive.

9.2 Change in Control Vesting Acceleration. In addition to receiving the salary continuation payments referenced in Section 9.1(i) or the lump sum payment referenced in Section 9.1(ii), if any, in the event of a Change in Control; then the vesting schedule of the Option described in Section 2.6(a)(i) shall be accelerated such that 80% of the unvested portion of such Option shall be fully vested.

9.3 Definition of Change in Control. For purposes of this Agreement (and this Section 9 specifically), a “Change in Control” means the occurrence of any of the following:

(a) the acquisition, by any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), pursuant to which such person, entity or group becomes the direct or indirect owner of securities of the Company representing more than 50% of the combined voting power of the Company’s outstanding securities, other than by virtue of a merger, consolidation or reorganization;

(b) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if, immediately after such merger, consolidation or reorganization, more than 50% of the combined voting power of the outstanding securities of the surviving entity is owned, in the aggregate, by persons who, in the aggregate, owned less than 25% of such voting power immediately prior to such merger, consolidation or reorganization; or

(c) the sale, transfer or other disposition of all or substantially all of the Company’s assets, other than a sale, transfer or other disposition to a subsidiary or parent of the Company.

Notwithstanding anything to the contrary set forth herein, a transaction or series of related transactions shall not constitute a Change in Control if its (or their) sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction(s).

9.4 Parachute Payments.

(a) If any severance, accelerated vesting or other payment or benefit Executive would

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receive in connection with Change in Control from the Company or otherwise (collectively, the “Payment”), whether under this Agreement and/or under any other agreement, would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment.

(b) The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(c) The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days before the closing date of the Change in Control (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

10. Conflicting Agreements. Executive hereby warrants that the execution of this Agreement and the performance of Executive’s obligations hereunder will not breach or be in conflict with any other agreement to which or by which Executive is a party or is bound and that Executive is not now subject to and will not enter into any agreement, including, without limitation, any covenants against competition or similar covenants that would affect the performance of Executive’s obligations hereunder.

11. Survival of Certain Provisions. Provisions of this Agreement shall survive any termination or cessation of employment or termination or expiration of this Agreement if so provided herein or if necessary or desirable to fully accomplish the purposes of such provision. Without limiting the foregoing, the provisions of Sections 4, 6, 7 and 12 hereof and the Proprietary Information Agreement expressly survive any termination or cessation of employment or termination or expiration of this Agreement.

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12. General Provisions.

12.1 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible.

12.2 Waiver. No waiver of any provision shall be deemed to have occurred unless memorialized in a writing signed by the waiving party. If either party should waive any breach of any provision of this Agreement, Executive or the Company will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement. The failure of any party hereto to require the performance of any term or obligation of this Agreement shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

12.3 Notices. Any notices provided hereunder must be in writing and shall be deemed to have been received upon the earlier of (i) personal delivery including, without limitation, hand-delivery and personal delivery by facsimile transmission or (ii) the third day after mailing by first class mail or overnight delivery, to the Company (at its primary office location) or to Executive (at Executive’s address as listed on the Company’s payroll) at the time notice is given.

12.4 Complete Agreement. This Agreement, the Proprietary Information Agreement and the Company’s stock option plan (and any option agreements related thereto) constitute the complete, final, and exclusive embodiment of the entire agreement between Executive and the Company with regard to the subject matter contained herein, and supersedes all prior communications, agreements, negotiations and understandings, written or oral, between Executive, the Company and any of their respective officers, directors, employees, consultants, agents and representatives with respect to the terms and conditions of Executive’s employment with the Company. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly-authorized member of the Board and Executive. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his, her or its respective attorneys, and signs the same of his, her or its own free will.

12.5 Construction & Counterparts. This Agreement shall be deemed to have been drafted jointly by the parties, and no ambiguity in the Agreement shall be construed against either the Company or Executive. This Agreement may be executed in counterparts, each of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Facsimile signatures shall be deemed as effective as original signatures.

12.6 Headings. The headings of the sections hereof are inserted for convenience only and will not be deemed to constitute a part hereof nor to affect the meaning thereof.

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12.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

12.8 Attorney Fees. If either party brings any action to enforce his, her or its rights hereunder, the prevailing party in any such action will be entitled to recover his, her or its reasonable attorney’s fees and costs incurred in connection therewith.

12.9 Executive Acknowledgement Regarding Representation. Executive acknowledges that this Agreement has been prepared on behalf of the Company by the Company’s counsel, and that the Company’s counsel does not represent, and is not acting on behalf of, Executive. Executive has been provided with an opportunity to consult with its own counsel with respect to this Agreement.

12.10 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Washington as applied to contracts made and to be performed entirely within the State of Washington.

12.11 Consent to Jurisdiction. Each party hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Washington and of the United States of America located in the City of Seattle in connection with any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each party hereto agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth herein shall be effective service of process for any action, suit or proceeding brought against any party in any such court. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of Washington or the United States of America located in the City of Seattle, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

12.12 Remedies Upon Breach. Executive agrees that any breach of this Agreement by or on behalf of Executive will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction (preliminary and/or permanent), temporary restraining order, specific performance or other equitable relief to prevent the violation of Executive’s obligations hereunder. Each party hereto hereby waives any requirement that the other party hereto post a bond or surety in connection with such party’s attempts to enforce this Agreement.

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Signature Page to Executive Employment Agreement

In Witness Whereof, the parties hereto have executed this Employment Agreement as of the dates set forth below.

MEENU CHHABRA	ALLOZYNE, INC.

Meenu Chhabra	By:

Print Name:

Title:

Date: August 14, 2007	Date:	August 14, 2007

Appendix A: Outside Activities